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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)   November 3, 1995
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                              COMSHARE, INCORPORATED
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             (Exact name of registrant as specified in its charter)


    Michigan                             0-4096               38-1804887
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   (State or Other Jurisdiction        (Commission             (IRS Employer
    of incorporation)                  File Number)         Identification No.)


  555 Briarwood Circle, Ann Arbor, MI                                48108
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code    (313) 994-4800


          Wolverine Tower, 3001 S. State Street, Ann Arbor, MI  48108
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         (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS.


     The Company recorded a non-cash charge of $23.2 million during the three months ended December 31, 1995 to write off certain capitalized software. Total capitalized software was $32.4 million at September 30, 1995. The Company estimates this charge will reduce net income for the three months ended December 31, 1995 by $15.5 million after taxes. The write-off is a result of strong customer interest in Commander Decision, a significantly enhanced version of Commander OLAP, which substantially reduced the realizable value of the Company's older Commander desktop products, and the Company's acceleration of its product development cycles in response to changes in the technological environment in the decision support application software market.

     The write-off principally reflects the Company's decision, following its recent Users Conference, to focus its sales efforts on Commander Decision, which is expected to be commercially released by December 31, 1995. The Company will no longer market the front-ends offered with Commander OLAP upon the commercial release of Commander Decision. Commander Decision was introduced at the Company's recent Users Conference and generated greater interest than originally anticipated by the Company. This strong customer interest, combined with the Company's recent decision to offer the new Commander Decision end-user front-end to existing maintenance-paying Commander OLAP customers at no charge, is expected to result in rapid migration from Commander OLAP front-ends to the Commander Decision front-end.

     The write-off also reflects the reduction of the estimated useful service life of the Company's products and the amortization period for its capitalized software costs, prompted by the Company's acceleration of its product development cycle. Beginning October 1, 1995, the Company will amortize its capitalized software development costs using the straight-line method over a two-year service life. This reduction in the software amortization period to two years and a review of projected revenues over this service life resulted in the write-off of unamortized capitalized software development costs.

     These accelerated product development cycles are intended to allow the Company to maintain technology leadership. Ongoing efforts in this regard are also partially in response to increased interest in OLAP technologies recently exhibited in the decision support software market, exemplified by recent acquisitions and adoptions of OLAP technologies by various software vendors, including Informix Corporation's acquisition of Stanford Technology Group, Inc. announced in October 1995 and Oracle Corporation's acquisition of Express software in July 1995.

     The $23.2 million write-off is consistent with the Company's practice of continually evaluating events which indicate potential impairment of its capitalized software asset and routinely reviewing the amortization policy for software development costs. The Company will critically evaluate the capitalization of development costs in light of rapid technological changes and shortened product life cycles and expects that shortened product life cycles will reduce the portion of development costs which it will capitalize in future periods, as compared with fiscal 1995.


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                                   SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                COMSHARE, INCORPORATED


Date:  November 8, 1995                         By:/s/ Kathryn A. Jehle
                                                   ----------------------
                                                   Kathryn A. Jehle
                                                   Senior Vice President,
                                                   Chief Financial Officer,
                                                   Treasurer and Assistant
                                                   Secretary